UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2007

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 18, 2007, Kindred Healthcare, Inc. (the “Company”) entered into a Second Amended and Restated Credit Agreement dated as of July 18, 2007 among the Company, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “Amended and Restated Credit Agreement”).

The Amended and Restated Credit Agreement amended certain provisions of the Company’s existing $400 million revolving credit agreement (the “Existing Credit Agreement”). Under the terms of the Amended and Restated Credit Agreement, the aggregate amount of the credit was increased to $500 million and may be further increased to $600 million at the Company’s option if certain conditions are met. The term of the Existing Credit Agreement was extended by an additional three years until July 2012. The Amended and Restated Credit Agreement also establishes permitted acquisitions and certain investments by the Company at $500 million in the aggregate and allows for up to $150 million of certain restricted payments including, among other things, the repurchase of common stock and payment of cash dividends.

Interest rates under the Amended and Restated Credit Agreement will be based upon, at the Company’s option, (a) LIBOR plus the applicable margin or (b) the applicable margin plus the higher of the prime rate or 0.5% over the federal funds rate. The applicable margin in the Amended and Restated Credit Agreement represents a decrease of 75 basis points from the pricing under the Existing Credit Agreement.

The Amended and Restated Credit Agreement also allows for the previously announced spin-off of the Company’s institutional pharmacy business.

Outstanding borrowings under the Existing Credit Agreement were $251 million at June 30, 2007.

Item 8.01. Other Events.

Incorporated by reference is a press release issued by the Company on July 18, 2007, which is attached hereto as Exhibit 99.1.

Item 9.01.

(d)	Exhibits

Exhibit 99.1 Press release dated July 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 19, 2007	By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter Executive Vice President and Chief Financial Officer